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                                                                Exhibit 10.20

                           ALLEN SYSTEMS GROUP, INC.
                          SOFTWARE LICENSING AGREEMENT

This AGREEMENT, dated and effective as of the 1st day of August 1994, between Allen Systems Group, Inc. ("ASG"), a Delaware corporation, with offices at 750 11th Street South, Naples, Florida 33940, and Galileo International ("Client"), a Delaware partnership, with offices at 5350 South Valentia Way, Englewood, Colorado 80111, sets forth the terms and conditions under which ASG will license the Licensed Product(s) as specified herein.

                                  LICENSE GRANT
In accordance with the terms and conditions of this agreement, ASG hereby agrees to grant to Client, and Client hereby accepts from ASG a nonassignable, nonexclusive and nontransferable license to use the proprietary software system(s) including programs, options, technical and other documentation, data and information (hereinafter referred to as "Licensed Product(s)") listed on the attached Product Schedule(s) which forms a part of this Agreement in accordance with the terms specified in the Product Schedule(s).

Client shall have the right to use the Licensed Product(s) solely for its own internal use and benefit and only on the computer(s) and at the location(s) designated in the attached Product Schedule(s). Client shall not transfer, sublease, assign or deliver Licensed Product(s) or this License to another computer or another location or provide or otherwise make Licensed Product(s) available to anyone other than Client's personnel or do processing for the benefit of any entity other than the Client, unless Client shall have obtained ASG's prior written consent. Should Client change its computer to a higher group, Client agrees to pay an upgrade fee equal to the then current perpetual license fee of the new group less one hundred percent (100%) credit for previous perpetual license fee(s) paid for the Licensed Product(s). Client is authorized to use the Licensed Product(s) on a back-up computer when the designated computer is temporarily inoperable until operable status is restored and processing on the back-up computer is completed. More than one Product Schedule may be incorporated into this Agreement and each Product Schedule together with the terms and conditions of this Agreement shall constitute a separate Agreement which is independent from other Product Schedules incorporated in this Agreement.

                                LICENSED MATERIAL
Upon execution of this Agreement, ASG shall furnish Client one (1) full set of the technical documentation, indicated on the Product Schedule(s), describing ASG's recommended use and application of the Licensed Product(s). Additional copies may be obtained by Client upon payment to ASG of ASG's published price for such materials.

                                      TERM
Each license granted hereunder shall become effective upon the date specified in the Product Schedule(s) and shall remain in force for the term specified therein unless terminated earlier as provided in this Agreement. The license shall be automatically renewed for a like term unless Client or ASG gives written notice of termination no less than thirty (30) days prior to the expiration of the term provided in this Agreement.
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                                ACCEPTANCE PERIOD
Client shall have the number of days specified in the Product Schedule(s) to evaluate and accept the Licensed Product, beginning on the date the Licensed Product is received by Client. If during the acceptance period the Licensed Product does not perform as specified in the user documentation supplied by ASG, Client shall notify ASG in writing of its nonacceptance of the Licensed Product(s), at which time the license for the Licensed Product(s) shall be terminated. Client shall immediately destroy all copies of Licensed Product(s) on Client's computer(s) and return all copies of Licensed Product(s) to ASG. ASG shall refund to Client all license fees paid by Client to ASG for the nonaccepted Licensed Product(s).

                         PAYMENT AND ANNUAL RENEWAL FEES
In consideration of the license provided by ASG to Client under the terms and conditions contained herein, Client shall pay a license fee to ASG in accordance with the appropriate Product Schedule(s). This notwithstanding, a Perpetual (99 year) Product License Agreement requires, in addition to the payment of the license fee specified above, an annual license renewal fee to be paid annually on the anniversary of the effective date specified in the Product Schedule(s). The annual license renewal fee shall be a percentage of the then current license fee.

All payments shall be due thirty (30) days after receipt of a proper invoice. Invoices unpaid by Client within thirty (30) days of the date the payment is due to ASG shall be subject to one and one half percent (1.5%) rate of interest per month which shall be added to the license fee due and owing ASG.

The license fee does not include any taxes. Unless ASG is provided with a valid tax exemption certificate, Client shall pay or promptly reimburse ASG for all federal, state, local, foreign or other taxes of any kind whatsoever, exclusive only of U.S. taxes based on ASG's net income, whether such taxes are presently or hereafter imposed.

                          MAINTENANCE AND ENHANCEMENTS
ASG will provide Client for the term of the license all enhancements, improvements, and updates to the Licensed Product(s) which ASG similarly provides or offers to provide to its other clients of the Licensed Product(s). ASG will correct errors or malfunctions in the Licensed Product(s) as supplied for the term of this Agreement. If the Client notifies ASG of an error or malfunction, which, after investigation by ASG, is determined to have been caused by computer malfunction, or by an enhancement not made by ASG or by incorrect data or procedures used by Client then Client shall pay ASG, at ASG's rate then in effect, for all services rendered and costs incurred by ASG in investigating or remedying such error or malfunction. All notices of error or malfunctions shall be in writing and provide details sufficient to diagnose or reproduce said failure. ASG has placed copies of source program statements (including source code) of the Licensed Product(s) in escrow with Escrow Services, Inc. ("ESI") for the nonexclusive benefit of Client in the event that ASG, for any reason, shall cease doing business or cease to provide ongoing support for the Licensed Product(s) with no successor in interest. At its option, Client may obtain exclusive source code protection by subscribing to ESI's Premier Registration Program by marking the appropriate box on the Product Schedule.
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                                    WARRANTY
ASG represents and warrants that it is the owner or authorized licensee of the Licensed Product(s). ASG further warrants that at the time of delivery of the initial Licensed Product(s) and for a period of one (1) year thereafter, Licensed Product(s) will be in substantial accordance with the user documentation supplied to Client. The extent of ASG's liability under this warranty shall be limited to the correction or replacement as soon as reasonably practicable of any defective item(s) in the initial Licensed Product(s) which ASG determines to be necessary at ASG's sole cost and expense, provided notice of such defect is provided to ASG during the warranty period. The warranty shall not apply if: (i) an item of Licensed Product(s) was not used in accordance with ASG's instructions; (ii) an item of Licensed Product(s) shall have been altered, modified or converted by Client without ASG's written approval; (iii) any of Client's equipment shall malfunction causing the defect in Licensed Product(s). THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

                             LIMITATION OF LIABILITY
In the event of a United States copyright or patent infringement claim as a result of the use of Licensed Product(s) under the terms and conditions specified herein, under normal use and not in combination with other items and further provided that ASG is promptly notified of such claim in writing, then ASG shall, at its own expense, defend such claim or may procure for Client the right to continue using all or part of the Licensed Product(s) or may terminate the license for the Licensed Product(s). In the event of a termination of the Licensed Product(s), ASG will reimburse Client's initial fees on a pro rated basis. This shall constitute the entire liability of ASG with respect to a copyright or patent infringement claim.

Except with respect to its aforementioned obligations in connection with copyright or patent infringement claims, ASG has no liability to Client for any damages whatsoever. ASG shall in no event be liable for loss of profit, goodwill, or other special, indirect or any consequential damages suffered by Client or others in any way attributable to Client's use of the Licensed Product(s). Client shall indemnify and hold harmless ASG from any claim by a third party for any damage, liability, cost or expense incurred by ASG arising out of or related to Client's use of the Licensed Product(s).

                        NONDISCLOSURE AND CONFIDENTIALITY
The Licensed Product(s) are, and shall at all times remain property of ASG, and Client shall have no right, title, or interest therein, except as expressly set forth in this Agreement. Client further acknowledges that the Licensed Product(s) contain proprietary and confidential information of ASG (whether or not any portion thereof may be validly copyrighted or patented). Client agrees to keep Licensed Product(s) strictly confidential and will use all reasonable care and take all necessary steps to ensure that no unauthorized persons shall have access to the Licensed Product(s). And Client will take appropriate action, by instruction, agreement or otherwise, with any persons permitted access to the Licensed Product(s), including representatives of the Client(s) to restrict the disclosure, duplication or reproduction of Licensed Product(s) so as to enable Client to satisfy obligations hereunder. Client agrees not to reverse compile, disassemble, or otherwise attempt to obtain the source code for Licensed Product(s) except through ASG.
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Client agrees that an enhancement to the Licensed Product(s) developed by ASG, whether or not developed in conjunction with Client's employees or agents shall be the exclusive property of ASG. Client further agrees that enhanced versions of the Licensed Product(s) do not constitute a program different from the Licensed Product(s), and as such, shall fall under the other terms and conditions of this Agreement.

                                   TERMINATION
This Agreement may be terminated by Client upon sixty (60) days written notice to ASG of a material breach of the Software Licensing Agreement if ASG fails to correct or cure said material breach prior to the expiration of said sixty (60) day period. Upon condition that any monies payable by Client to ASG shall not be affected by termination, ASG may terminate this Agreement upon sixty (60) days prior written notice to Client in the event of Client's insolvency, nonpayment, or breach of agreement, if Client fails to correct or cure said condition prior to the expiration of said sixty (60) day period. The right of either party to terminate this Agreement hereunder shall not be affected in any way by its waiver of or failure to take action with respect to any previous default. Upon termination of this Agreement, Client shall immediately return the Licensed Product(s) and any copies thereof to ASG and shall certify (or deliver a certification by a duly authorized officer of Client stating to ASG) that it no longer has any rights to use the Licensed Product(s) and that the original and all copies of the Licensed Product(s) have been returned to ASG.
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                               GENERAL PROVISIONS
Any notice to be sent under this Agreement shall be in writing, delivered by hand or mailed by certified mail, return receipt requested, to the address of the parties first set forth on the attached Client Administration Information attachment. Any other notices permitted under this Agreement shall be mailed or shipped as indicated in the appropriate sections of the Client Administration Information attachment.

Neither party shall be responsible for delay or failure in performance resulting from acts beyond the control of such party. Such acts shall include, but not be limited to: an act of God; an act of war, riot; an epidemic; fire; flood or other disaster; an act of government; a strike or lockout; a communication line failure; power failure or failure of the computer equipment on non-ASG developed software.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

This Agreement along with the aforementioned Product Schedule(s) contains the entire understanding of the parties with respect to the matter contained herein. There are no promises, covenants or undertakings other than those expressly set forth herein. In the event of a conflict between the terms of this Agreement and the Product Schedule(s), the terms of the Product Schedule(s) shall prevail. If Client currently has in effect any license for any of ASG's software products, the terms of this Agreement shall apply to any such license. No employee, agent, or representative of ASG has the authority to bind ASG to any oral representation or warranty concerning the Licensed Product(s). No representation or statement not expressly contained in this Agreement will be binding on either party. This Agreement may not be modified except in writing and signed by authorized representatives of ASG and Client.

The Clients remedies in this Agreement are exclusive.

This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns.

THIS AGREEMENT IS ACCEPTABLE TO BOTH CLIENT AND ASG.

ALLEN SYSTEMS GROUP, INC.
By:
Robin C. Wilson
Manager of Contract Administration
Date:
GALILEO INTERNATIONAL
By:
Print Name:
Title:
Date: